Exhibit 99.1

March 10, 2025

Dear Fellow Shareholder:

Recently, our board of directors and its valuation committee accepted and unanimously approved a range of $6.33 to $6.98 relative to the company’s estimated net asset value (NAV)1 per share of its common stock as of Dec. 31, 2024. The midpoint of the range of values was $6.64 and was approved and established as the estimated NAV per share and for shareholder statement purposes. The $6.64 estimated NAV is $0.36 (5.73%) per share higher than the year-end 2023 estimated NAV of $6.28 per share.

Portfolio/Industry Snapshot

In 2024, our portfolio experienced meaningful and continued occupancy and rental rate growth, which drove improved property cash flows and performance. Economic uncertainty, rising costs of capital and inflationary pressures, however, coupled with a lending environment that remains challenging, partially offset our underlying property operating gains when determining our NAV by virtue of increased cap rates and discount rates.

I am pleased to further report that during 2024 we continued to make real and tangible operational progress, growing aggregate occupancy by more than 190 basis points in our properties managed under third-party operating agreements (RIDEA) and significantly expanding net operating income (NOI) from pandemic-driven lows. By way of example, our RIDEA properties have now posted an impressive 13 consecutive quarters of revenue growth and 10 consecutive quarters of NOI growth. Additionally, our leased properties have maintained strong occupancy and lease coverages further contributing to our operational success in 2024.

Beginning in March 2022, the Federal Reserve increased the federal funds rate 11 times from 0.25% to 5.50%, and inflation led to increases in almost every cost item for the company, compared to levels before 2022. Although the federal funds rate decreased three times from 5.50% to 4.50% starting in September 2024, concerns remain over future interest rates and “higher for longer” expectations, which have driven increases in discount rates and cap rates. Both are fundamental determinants in valuing income-producing properties. Since property cash flows are divided by discount and cap rates to calculate values, the higher these rates are, the lower the cash flows are valued.

This inflationary environment, specifically higher wage rates, continues to challenge many businesses across a multitude of industries, including seniors housing. For example, personnel and staffing costs make up approximately 70% of our controllable expenses at the property level. While our portfolio produced continued strong NOI gains in 2024, the macroeconomic factors noted above partially tempered our asset valuation growth. Our clear expectation is that any future (and expected) interest rate cuts will positively impact our portfolio and valuations of income-producing real estate assets in general; however, uncertainty remains regarding the timing and size of such cuts.

As the first of the Baby Boomer generation turns 80 in 2026, the seniors housing industry forecasts that demand for seniors housing will continue to increase. This increased demand is further fueled by a 10-year low in new construction activity, which has been constrained by factors, including construction costs, debt and equity capital costs, general uncertainty around inflation and labor costs, interest rates and other general macroeconomic headwinds. For similar reasons, the lending and seniors housing transaction markets are showing early and tangible signs of improvement but generally remain challenged and have not returned to pre-pandemic levels.

Estimated NAV Highlights

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The $6.64 estimated NAV per share as of Dec. 31, 2024, is $0.36 per share (or 5.73%) higher than our $6.28 estimated NAV per share as of Dec. 31, 2023. The increase is primarily due to higher valuation of the company’s aggregate appraised properties, which increased by approximately $51.7 million (3.1%) to $1.73 billion as of Dec. 31, 2024.

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The current estimated NAV per share is the midpoint of the range of values, $6.33 to $6.98 per share, provided by our independent third-party valuation consultant, Robert A. Stanger & Co. and is higher than the Dec. 31, 2023, range of values of $5.93 to $6.58 per share. The midpoint of the range was recommended by the board’s valuation committee, consisting solely of our independent directors, and then unanimously approved by the board.

•	The increase in the aggregate appraised value of the company’s 70 assets (69 seniors housing properties and one parcel of land) was driven primarily by:

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Increased portfolio NOI for the 54 RIDEA properties partially offset by a weighted average increase of 74 basis points to discount rates and a weighted average increase of 19 basis points to terminal cap rates used in discounted cash flow (DCF) analyses.

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15 triple-net leased properties that saw an increase in year-over-year total appraised values due to a decrease in weighted average direct cap rates at 13 properties and improved performance at two properties valued using a discounted cash flow analysis.

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Once again, this year, our estimated NAV per share includes a deduction for the company’s current projection of approximate property-level transaction costs. The projected transaction costs are estimated based on a hypothetical orderly sale of the company’s assets. We proactively elected to deduct these costs starting with our estimated 2017 NAV following our announcement and initiation of the exploration of a strategic alternatives process to provide liquidity to shareholders.

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Consistent with prior methodology and industry guidelines, the NAV per share excludes any entity-level liquidation costs, which are wholly dependent on the structure of any potential liquidating transaction(s).

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As always, the estimated NAV represents a snapshot in time and does not attempt to include a portfolio premium (or discount) to aggregate value for our national collection of operating properties, nor necessarily indicate the value the company or its shareholders may receive now or in the future. Other than deducting estimated transaction costs as mentioned above, the estimated NAV process was carried out according to the company’s adopted valuation policy, which continues to be entirely consistent with the recommended methodology of the Institute for Portfolio Alternatives, the leading trade association for non-listed direct investment programs.[2]

For additional information on this year’s valuation and process, I encourage you to visit our website at cnlhealthcareproperties.com to access our Form 8-K filed with the U.S. Securities & Exchange Commission.

Looking Ahead

We are encouraged by another solid year of progress in 2024, which supports our continued belief in the forward prospects for the seniors housing industry and our portfolio. This year, we remain focused on capitalizing further on our most recent success in 2024 and continuing to drive our portfolio’s operational and financial performance, with a consistent and unrelenting emphasis on continued occupancy growth, rental rate growth and expanding operating margins.

More than ever, our board of directors and its special committee, and management team in partnership with our strategic advisor KeyBanc Capital Markets, remain undeterred in its focus on the active study and aggressive pursuit of market opportunities that might be judged in our shareholders’ best interests.

Thank you for your ongoing support and confidence in the company as we pursue our ultimate objective of delivering liquidity and value to our shareholders. Please do not hesitate to contact your financial professional or CNL Client Services at 866-650-0650, option 3, with any questions.

Sincerely,

Stephen H. Mauldin

President and Chief Executive Officer

cc: Financial professional

Forward-looking statements are based on current expectations and may be identified by words such as believes, anticipates, expects, may, will, continues, could, and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties beyond the company’s ability to control or accurately predict. Shareholders and financial professionals should not place undue reliance on forward-looking statements.

[1]

The estimated NAV per share is only an estimate based on a snapshot in time and several assumptions and estimates, which can be considered inherently imprecise. The NAV is based on numerous assumptions concerning the industry, business, economic and regulatory conditions, all of which are subject to changes. Throughout the valuation process, the valuation committee, our advisor, and senior management members reviewed, confirmed, and approved the processes and methodologies and their consistency with real estate industry standards and best practices.

[2]

There is no assurance that CNL Healthcare Properties’ adherence to any of the methodologies set forth in IPA Practice Guideline 2013-01 “Valuations of Publicly Registered Non-Traded REITs” satisfies applicable compliance or other requirements of the SEC, FINRA or under ERISA with respect to the preparation and disclosure of its estimated NAV per share.

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